Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2004		2003		2004		2003
			(in thousands)
Fixed Charges:
Gross interest expense	$4,381		$3,981		$8,609		$7,618
Interest portion of rent expense	38		31		80		64

	4,419		4,012		8,689		7,682
Earnings:
Income before taxes	73,146		44,515		135,792		113,023
Plus: fixed charges	4,419		4,012		8,689		7,682
Less: capitalized interest	2,075		1,821		4,016		3,192

	$75,490		$46,706		$140,465		$117,513
Ratio of Earnings to Fixed Charges	17.1	x	11.6	x	16.2	x	15.3	x

	For the Years Ended December 31,
	2003		2002		2001		2000		1999
					(in thousands)
Fixed Charges:
Gross interest expense	$15,642		$15,373		$15,034		$25,100		$25,167
Interest portion of rent expense	129		122		46		40		28

	15,771		15,495		15,080		25,140		25,195
Earnings:
Income before taxes	205,999		109,586		189,404		127,743		36,369
Plus: fixed charges	15,771		15,495		15,080		25,140		25,195
Less: capitalized interest	(7,300)		(7,975)		(12,042)		(13,739)		(11,860)

	$214,470		$117,106		$192,442		$139,144		$49,704
Ratio of Earnings to Fixed Charges	13.6	x	7.6	x	12.8	x	5.5	x	2.0	x